                                                                    EXHIBIT 99.1


                         [THE SANDS REGENT LETTERHEAD]

================================================================================

NEWS RELEASE
FOR IMMEDIATE RELEASE
December 28, 1998

THE SANDS REGENT
ANNOUNCES COMPLETION and CLOSING OF SALE OF COPA CASINO
-------------------------------------------------------

RENO, NEVADA, December 28, 1998 -- The Sands Regent (NASDAQ-SNDS) is pleased to announce the completion of the sale of the Copa Casino to local Mississippians. The closing recently occurred in Gulfport, Mississippi and the initial $500,000 payment has been deposited to an escrow account for the benefit of the Company.

The total sales price of the Copa Casino, and related corporate entities, is $8.5 million payable to The Sands Regent in a $500,000 down payment and monthly payments of 2% of gross gaming revenues which is estimated to be approximately $500,000 or more a year. All payments will be held in escrow as security for certain representations and warranties by the Company which are expected to be fulfilled within 90 days.

The various legal actions with these two former owners have also been dismissed with prejudice, including the Mississippi Chancery Court action, the Appeal to the Mississippi Supreme Court and the U.S. District Court action against The Sands Regent. The two Mississippi Bankruptcy filings, for Gulfside Casino, Inc. and Patrician, Inc., have also been dismissed.

Ferenc B. Szony, President and Chief Executive Officer of the Company, stated, "We are extremely pleased that the sale of the Copa, and related settlement of litigation, has become a reality. We can now go forward with positive synergy allowing us to stabilize and improve our operations in Reno and consider other opportunities that may benefit the Company. Besides eliminating the drain on earnings and management's attention and efforts, this sale has also resulted in a significant improvement to our balance sheet with working capital improving by over $9 million."

The Sands Regent operates a 1,000 room hotel/casino located in Reno, Nevada.

This press release contains forward-looking statements regarding The Sands Regent's results of operations and financial condition. Actual results could differ materially from those described in this press release as a result of a number of factors including those described in the Company's Annual Report. The Company undertakes no obligations to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: DAVID R. WOOD, Executive Vice President and Chief Financial Officer of THE SANDS REGENT, (702) 348-2298.

================================================================================